*090201*

**ROSS MILLER**
**Secretary of State**
**204 North Carson Street, Suite 1**
**Carson City, Nevada 89701-4520**
**(775) 684-5708**
**Website: www.nvsos.gov**

| Filed in the office of | Document Number 20130541909-34 |
|---|---|
| Ross Miller Secretary of State State of Nevada | Filing Date and Time 08/19/2013 8:00 AM |
| | Entity Number C241-2005 |

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DAVID LOREN CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE I: The name of the corporation is Kibush Capital Corporation ("The Corporation").
ARTICLE IV, SECTION 1: Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of capital stock that the Corporation is authorized to issue is 550,000,000 shares. 500,000,000 shares shall be Common Stock, par value $.001 per share, and 50,000,000 shares shall be Preferred Stock, par value $.001 per share.

That at the effective time of this amendment, (i) each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's Board of [CONTINUED ON NEXT PAGE]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 53%

4. Effective date and time of filing: (optional) Date: August 22, 2013 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

DAVID LOREN CORPORATION (Cont.)

2. [CONTINUED FROM PREVIOUS PAGE] Directors shall be subject to a 1 for 225 reverse stock split with all fractional shares rounded to the nearest whole share. Such reverse stock split shall not affect the par value of the Corporation's common stock which shall remain at $0.001 per share. The number of shares of common stock issued and outstanding prior to the effective time of this amendment is 126,722,732. After the effective time of this amendment, the number of shares issued and outstanding is 563,212 shares of common stock.